Power of Attorney

	1.	Designation of Attorneys-in-Fact.  The
undersigned, hereby designates each of Gary J. Kocher and Chris K. Visser, individuals with full power of substitution, as my attorney-in-fact to act for me and in my name, place and stead, and on my behalf in connection with the matters set forth in Item 2 below.

	2.	Powers of Attorney-in-Fact.  Each attorney-
in-fact, as fiduciary, shall have the authority to sign all such U.S. Securities and Exchange Commission
("SEC") reports, forms and other filings, specifically including but not limited to Forms 3, 4, 5 and 144, as such attorney-in-fact deems necessary or desirable in connection with the satisfaction of my reporting obligations under the rules and regulations of the SEC.

	3.	Effectiveness.  This power of attorney shall
become effective upon the execution of this document.

	4.	Duration.  This power of attorney shall
remain in effect until revoked by me. This power of attorney shall not be affected by disability of the principal.

	5.	Revocation.  This power of attorney may be
revoked in writing at any time by my giving written notice to the attorney-in-fact. If this power of attorney has been recorded, the written notice of revocation shall also be recorded.

	Date:  April 27, 2006.

	__James M. Weber____
	James M. Weber

STATE OF _Washington	)
COUNTY OF King		)

SIGNED OR ATTESTED before me on 4/27/06 by James M. Weber

		Joanne C. Anderson___
		Signature of Notary Public

		_Joanne C. Anderson__
(SEAL)	Typed Name of Notary Public
		Residing at:_King County__
		My commission expires: _9/09/06